Exhibit 3

CREST FINANCIAL LIMITED

JPMorgan Chase Tower

600 Travis, Suite 6800

Houston, Texas 77002

May 21, 2013

VIA FEDERAL EXPRESS AND FACSIMILE

Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

Crest Financial Limited (“Crest”) opposes Sprint’s attempt to use a grossly inadequate incremental increase in its offer price for Clearwire Corporation (“Clearwire”) to lock-up Clearwire before the contest for control of Sprint is resolved. And we believe Sprint’s coterminous agreement to grant DISH access to its confidential information to be an attempt to divert attention and resources away from the bid for Clearwire and toward the contest for Sprint. Sprint’s new offer for Clearwire still significantly undervalues Clearwire and its assets and provides no protections to minority stockholders. This incremental but grossly inadequate increase together with this morning’s sudden adjournment of the stockholder vote on Sprint’s first offer only confirms what we have been saying for some time: Clearwire is the prize, and Sprint is trying to buy Clearwire on the cheap and lock up Clearwire’s value before Sprint itself is purchased by SoftBank or DISH. That lock-up is patently unfair to minority stockholders. You can and must refuse to abet Sprint in its ongoing scheme.

Instead, as we urged you in our letter of May 20th, the Board should approach this latest offer from Sprint for Clearwire in the same way that the Sprint Board has approached the offers from SoftBank and DISH for Sprint—i.e., you should press for every advantage and secure Clearwire’s true value and adequate protections for minority stockholders. That must include, at a minimum, obtaining a premium package of consideration, insisting on a new Clearwire corporate governance structure that protects minority stockholders, and negotiating merger terms that ensure a fair deal process.

By rejecting Sprint’s new attempt to lock up Clearwire before it settles its own bidding war, you will have the opportunity to pursue a truly competitive process that protects minority stockholders and unlocks Clearwire’s true value for all stockholders, not just for Sprint and its suitors. You should recommend that minority stockholders reject this new inadequate offer and terminate the merger agreement as soon as possible so that Clearwire will be free of the merger agreement’s restrictive covenants and you can pursue other financing and purchase offers. We stand by our offer to provide Clearwire with $240.0 million in convertible debt on more favorable terms (as per the attached summary of terms) than Clearwire’s existing Note Purchase Agreement with Sprint, which would enable Clearwire to continue operations during this competitive bidding process.

Sincerely yours,

/s/ David K. Schumacher
David K. Schumacher
General Counsel
Crest Financial Limited

Exhibit

SUMMARY OF TERMS FOR PROPOSED CREST NOTES

This is a summary (“Summary of Terms”), for discussion purposes only, of certain principal terms of a proposed interim debt financing of Clearwire Corporation (“Clearwire”) pursuant to the issuance of 1.00% exchangeable notes due 2018 (“Notes”) to Crest Financial Limited and its affiliates (“Crest”) (the “Crest Financing”). This Summary of Terms (1) does not constitute an offer of securities of Crest and (2) is not a binding agreement by Crest or any other person unless and until definitive agreements relating to the Crest Financing have been negotiated, approved, executed and delivered.

Summary of Terms of Notes

The terms of the Crest Financing would be substantially similar to the 1.00% exchangeable notes due 2018 issued by Clearwire to Sprint Nextel Corporation (the “Sprint Financing”), except as provided below:

	Sprint Financing	Crest Financing

Issuers	Clearwire Communications, LLC and Clearwire Finance, Inc.	Same

Guarantors	All wholly-owned domestic subsidiaries of Clearwire Communications, LLC	Same

Aggregate Principal Amount	Up to $800.0 million, with $400.9 million in remaining availability ($160.9 million having been forfeited and $240.000 million having been drawn)	$240.0 million

Draw Procedure

Clearwire may elect to draw in monthly installments of $80.0 million for up to 10 months beginning January 2013.

No draws were made in January or February and such amounts have been forfeited. Clearwire elected to draw $80 million each in March, April and May 2013.

Clearwire may elect to draw in monthly installments of $80.0 million.

Interest Rate	1.00% per annum	Same

Maturity	June 1, 2018	Same

Subordination	Subordinated to Clearwire’s existing 12% Senior Secured Notes due 2015 and 14.75% First-Priority Senior Secured Notes due 2016.	Same

Collateral	None	Same

Exchange Rate	Equivalent to a price of $1.50 per share, subject to anti-dilution protections.	Equivalent to a price of $2.00 per share, subject to anti-dilution protections.

	Sprint Financing	Crest Financing

Exchange Conditions	Notes become exchangeable for shares of Clearwire common stock if (1) the Sprint-Clearwire Transaction is consummated or (2) the Sprint-Clearwire Merger Agreement is terminated.	Notes become exchangeable for shares of Clearwire common stock if (1) the Sprint-Clearwire Transaction (or alternative merger transaction) is consummated, (2) the Sprint-Clearwire Merger Agreement (or an alternative merger agreement) is terminated, (3) Clearwire defaults on the Notes, or (4) the Notes reach maturity.

Required Approvals	None.	Clearwire would require the consent of Sprint to issue the Notes under the Sprint-Clearwire Merger Agreement. Crest would expect Sprint to give its consent.

Preemptive Rights	Under Clearwire’s Equityholders’ Agreement, certain Clearwire stockholders would be entitled to participate pro rata in the Sprint Notes. These rights were waived in connection with the Sprint Financing.	Sprint and certain other Clearwire stockholders would be entitled to participate pro rata in the Notes. Crest would expect Sprint to waive its pro rata participation right in conjunction with its consent to the issuance of the Notes.

Debt Covenants	None. However, Sprint’s consent is required for any issuance of debt under the Sprint-Clearwire Merger Agreement.	Clearwire covenants not to draw any additional amounts available under the Sprint Financing.

Termination	Among other reasons, the Sprint Financing will terminate automatically if the Sprint-Clearwire Transaction is not approved by the Clearwire stockholders.	The Crest Financing will not terminate if Sprint-Clearwire Transaction is not approved by the Clearwire stockholders.

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About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement has been mailed to the stockholders of Clearwire. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement is also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.